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                                                                     23(d)(1)(b)

                                      February 2, 2005

Delaware Management Company,
a series of Delaware Management Business Trust
2005 Market Street
Philadelphia, PA 19103

          Re: Advisory Fee Waiver Agreement

Ladies and Gentlemen:

          This letter agreement (the "Agreement") confirms the advisory fee waiver between the Capital Appreciation Fund (the "Fund"), a series of Lincoln Variable Insurance Products Trust (the "Trust"), and Delaware Management Company, a series of Delaware Management Business Trust (the "Adviser") with respect to the portfolio management of the Capital Appreciation Fund.

     1. Advisory Expense Waiver. The Adviser has agreed to waive a portion of the advisory fee payable to the Adviser under the Investment Management Agreement, dated as of May 1, 2003 ("Investment Management Agreement"), between the Fund and the Adviser, as set forth in the attached Schedule A.

     2. Term and Termination. This Agreement shall become effective on November 1, 2004 and shall continue for a one year. The Agreement shall renew automatically for one-year terms unless the Trust or the Adviser provides written notice of the termination of the Agreement within 30 days of the end of the then current term. In addition, this Agreement will terminate automatically in the event of the termination of the Investment Management Agreement or the termination of the Sub-Investment Management Agreement, dated as of April 30, 2003, between the Adviser and Janus Capital Management LLC.

     3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, provided that nothing in this Agreement shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.

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     Please indicate your approval of this Agreement by signing and returning a copy of this letter to the Fund.

                                      Very truly yours,

                                      CAPITAL APPRECIATION FUND, a series of
                                      Lincoln Variable Insurance Products Trust


                                      By: /s/ Rise C.M. Taylor
                                          --------------------------------------
                                      Name: Rise C.M. Taylor, Vice President
                                      Date: February 1, 2005

Agreed to:

DELAWARE MANAGEMENT
COMPANY, a series of Delaware
Management Business Trust


By: /s/ Jude Driscoll
    -------------------------------
Name: Jude Driscoll
Date: February 1, 2005

Advisory Fee Waiver Agreement

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                                   Schedule A

Avg. Daily Net Assets of the Fund    Waiver Amount*
---------------------------------   ----------------

       First $100,000,000            10 basis points

       Next $400,000,000              5 basis points

       Next $500,000,000            2.5 basis points

       Next $500,000,000              5 basis points

       Over $1,500,000,000           10 basis points

* These amounts are stated on an annual basis.

Advisory Fee Waiver Agreement

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